Exhibit 99.1

 Investors Capital Holdings Celebrates Its End of Fiscal Year with 23% Increase in Revenue While Approaching Its First 20 Million Dollar Quarter

     LYNNFIELD, Mass.--(BUSINESS WIRE)--June 30, 2006--

     Company's Service First Strategy Combined With Strength of Financial Representatives Continues To Drive Impressive Growth.

     Investors Capital Holdings, Ltd. (AMEX: ICH) today reported that total revenue for the fiscal year-ended March 31, 2006, was approximately $68 million, an increase of more than 23% from total revenue of $55.2 million from the prior year. Net income was $449,638, while basic and diluted earnings per share were $0.08 for fiscal year-ended March 31, 2006 as compared to net income of $619,109 and basic and diluted earnings per share of $0.11 and $0.10 respectively for fiscal year-ended March 31, 2005.
     In addition to strong growth within the Company's primary broker dealer business, Investors Capital Corporation, the advisory services sector experienced approximately 40% growth in sales to $5.2 million. This increase was largely due to greater awareness of the company's fee-based managed platforms.
     "The close of Investors Capital Holdings fourth quarter and 2005 fiscal year marks not only a period of strong operating performance for the company, including record revenues and our first $20 million quarter, but also further demonstrates that our service first strategy is working," said Ted Charles, president and CEO, Investors Capital Holdings. "Driving these impressive results is a dedicated Investors Capital staff committed to a program of unparalleled service for our nationwide network of representatives and our concerted effort to increase assets under management in our numerous fee-based platforms."
     Charles continued, "As a result of the unflagging effort of our experienced team, we have continued to attract the nation's top financial professionals while further developing our strong advisory business. Today, our goal to become one of the nation's leading independent broker dealers by building our reputation, strengthening our marketing effort, and constantly upgrading our service, is not only within reach, but is a reality."

     About Investors Capital Holdings

     Investors Capital Holdings (AMEX:ICH) of Lynnfield, MA is a diversified financial services company founded to meet consumer needs in today's financial markets. The company owns and operates Investors Capital Corporation, Investors Capital Advisory, Eastern Point Advisors and ICC Insurance Agency, Inc.

     For more information, please call (800) 949-1422 or visit www.investorscapital.com

     Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause Investors Capital Holdings and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, regulatory changes (legislative or otherwise) affecting the financial services industry, competition, demand for Investors Capital Holdings and its subsidiaries' services, availability of funding, and other risks identified in Investors Capital Holdings' Securities and Exchange Commission filings.

     Investors Capital Corporation, Lynnfield, Massachusetts, Distributor.

     (Tables to Follow)


           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   YEARS ENDED
                                                     March 31,
                                                 2006         2005
                                             -----------  -----------

Cash and Cash Equivalents                    $ 7,718,682  $ 8,618,261
                                             -----------  -----------
Current and Other Assets                       6,834,647    4,920,179
                                             -----------  -----------
Property and Equipment, net                      772,498      571,198
                                             -----------  -----------
Total Assets                                 $15,325,827  $14,109,638
                                             ============ ============


Current Liabilities                            4,739,744    3,926,855
                                             -----------  -----------

Long-term Liabilities                                -0-          -0-
                                             -----------  -----------
Total Liabilities                              4,739,744    3,926,855
                                             -----------  -----------
Total Stockholders' Equity                    10,586,083   10,182,783
                                             -----------  -----------
Total Liabilities and Stockholders' Equity   $15,325,827  $14,109,638
                                             ============ ============


           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                 YEARS ENDED
                                                   March 31,
                                             2006             2005
                                        ------------     ------------
Revenues
Commission                              $ 60,028,731     $ 48,660,052
Advisory Fees                              5,147,907        3,702,556
Other Fee Income                            1,142454        1,189,737
Other Income and Marketing                 1,659,776        1,613,189
                                        ------------     ------------
Total Revenue                             67,978,868       55,165,534

Commission and advisory fees              54,609,596       44,025,004
                                        ------------     ------------
Gross Profit                              13,369,272       11,140,530
                                        ------------     ------------

Operating Expenses:
Compensation and Benefits                  6,344,945        5,713,028
Regulatory, Legal and Professional         2,965,689        1,527,256
Advertising                                  895,658          763,192
Occupancy                                    695,003          585,646
Communications                               603,964          536,386
Other Administrative Expenses                968,825        1,055,368
                                        ------------     ------------

Total Operating Expenses                  12,474,084       10,180,876
                                        ------------     ------------
Operating income                             895,188          959,654
                                        ------------     ------------

Other expense:                                24,222           71,512
                                        ------------     ------------



Income before taxes                          870,966          888,142
                                        ------------     ------------
Provision for income taxes                   421,328          269,033
                                        ------------     ------------
Net income                              $    449,638     $    619,109
                                        =============    =============
Basic earnings per common share         $       0.08     $       0.11
Diluted earnings per common share       $       0.08     $       0.10
                                        =============    =============


     CONTACT: Investors Capital Holdings, Ltd.
              Timothy Murphy, 781-593-8565 ext. 226
              Chief Financial Officer
              tmurphy@investorscapital.com
              or
              Darren Horwitz, 781-593-8565 ext. 261
              Manager, Corporate Communications
              dhorwitz@investorscapital.com